Exhibit 99.1

PRESS RELEASE

For more information, contact:
Mark A. Jeffries	April 17, 2020
Executive Vice President
Chief Financial Officer
(910) 892-7080
markj@selectbank.com

Select Bank & Trust Company

Completes Acquisition of Three Western North Carolina Branches from Entegra Bank, a Division of First Citizens Bank

DUNN, NC (GLOBE NEWSWIRE) -- Select Bancorp, Inc. (NASDAQ: SLCT), the holding company for Select Bank & Trust Company, announced today that Select Bank & Trust has finalized the purchase of three branches in western North Carolina from Entegra Bank, a Division of First Citizens Bank. Select Bank & Trust has assumed the deposits, and majority of the loans, property, equipment and other selected assets associated with the Entegra Bank branches located at 30 Hyatt Road, Franklin, NC, 498 East Main Street, Sylva, NC, and 473 Carolina Way, Highlands, NC.

The three locations will close at 2:00 PM on Friday April 17, 2020 and are scheduled to re-open as branches of Select Bank & Trust on Monday April 20, 2020. Given the public health and safety concerns related to spread of the novel Coronavirus, the branch lobbies will remain closed; however, the branches will continue to operate for customers through the Drive-Thru (Monday through Thursday, 8:30 AM – 5:00 PM and Friday, 8:30 AM – 6:00 PM), by appointment and telephone, ATM and Digital Banking until further notice.

William L. Hedgepeth, President and CEO of Select Bancorp, said of the acquisition, “Our goal for some time has been to further expand the markets we serve and enter new markets. These branches will serve as an expansion of our footprint into western North Carolina. We are deploying our capital in a deliberate and efficient manner. This strategic acquisition fits nicely with our recent opening of a full-service branch in Cornelius, North Carolina (Charlotte area) and the opening of loan production offices in Winston-Salem and Durham, North Carolina.” He went on to explain, “Finding established locations with experienced employees in communities like these fit into our strategic plan perfectly and we are looking forward to serving these new customers. It is a tough time in our nation and world right now and we hope to continue to be a source of assistance and education for our customers, footprint wide. We are extremely proud of our employees and our newest employees for making this transition during this difficult time in our communities. We ask our new customers to be patient with us as we work through this transition with somewhat limited resources due to the novel Coronavirus pandemic. It is a testament to the hard work and dedication of our team that we are able to finalize the purchase of these three branches at this point in time.”

The three North Carolina branches are located in western North Carolina southwest of Asheville. Select Bank & Trust was advised by Janney Montgomery Scott, LLC as financial advisor and Wyrick Robbins Yates & Ponton LLP as legal counsel.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina, South Carolina and Virginia. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”. Select Bank & Trust Company has 19 offices in Burlington, Charlotte, Clinton, Cornelius, Dunn, Elizabeth City, Fayetteville, Goldsboro, Greenville, Holly Springs, Leland, Lillington, Lumberton, Morehead City, Raleigh, and Wilmington, NC, Blacksburg and Rock Hill, SC, and Virginia Beach, VA, and loan production offices in Durham, Wilson and Winston-Salem, NC. Select Bank & Trust Company serves these and nearby communities focusing on local businesses and consumers as a dedicated community bank. The mission of Select Bank & Trust Company is to be the bank of choice in the communities we serve, by providing exceptional customer service, superior products and experienced bankers using a “common sense” approach to banking. When customers choose to bank with Select Bank & Trust Company, they receive quality financial products at a fair and competitive price, along with unparalleled friendly, courteous, and responsive service. More information can be obtained by visiting our web site at www.SelectBank.com.

Caution About Forward-Looking Statements

This press release contains certain forward-looking information about Select Bancorp, Inc. and its bank subsidiary that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. These forward-looking statements include, without limitation, statements relating to the estimated impact of the branch acquisition on financial results, acceptance by existing branch customers of Select Bank & Trust’s products and services, and the opportunities to enhance market share in certain markets. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about Select Bancorp, Inc. and its subsidiary bank. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond the parties’ control, including the possibility that any of the anticipated benefits of the transaction will not be realized or will not be realized within the expected time period; the effect of the transaction on employee and customer relationships at the branch and operating results; the possibility that the transaction may be more expensive than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations, including as a result of the ongoing public health emergency caused by the novel coronavirus. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Select Bancorp, Inc.’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request. Select Bancorp, Inc. assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.